PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated September 26, 2017)
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220328

953,249 shares of Common Stock and
up to 953,249 shares of Common Stock underlying the Warrants

This prospectus supplement supplements the prospectus dated September 26, 2017 (the “Prospectus”) of Q BioMed Inc. (the “Company”, “we”, “us’ and “our”), which is part of a registration statement on Form S-1 (File No. 333-220328) filed with the United States Securities and Exchange Commission relating to the resale of securities by the selling stockholder as described therein, as well as prior supplements to the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus and this prospectus supplement is qualified by reference to the Prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus with respect to the securities described above, including any amendments or supplements thereto.

You should read this prospectus supplement, the Prospectus and the registration statement of which it forms a part before you invest in any of our securities.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement is being filed for the purpose of updating information provided under the heading “Selling Stockholders” commencing on page 15 of the Prospectus. Subsequent to the filing of the Prospectus, on October 3, 2017, YA II CD, Ltd., identified in the Prospectus as a selling stockholder, transferred all of the Warrants held by it to its affiliate YA II PN, Ltd. Accordingly, the selling stockholder table is being updated to revise YA II CD, Ltd.’s holdings, and to add YA II PN, Ltd. as a selling stockholder, as presented below. No other information in the Selling Stockholders section is being supplemented.

We have prepared the table below based on (i) 11,496,169 shares outstanding as of October 3, 2017 and (ii) information provided to us by the selling stockholder on or prior to October 3, 2017.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Number of Shares of Common Stock Which May Be Sold in this Offering as A Percentage of Currently Outstanding Shares	Percentage of Shares of Common Stock Owned After the Offering
YA II CD, LTD. (1)	594,000 (2)	162,000	620,000 (3)	1.4%	4.99%
YA II PN, LTD.(4)	594,000 (5)	1,313,797	620,000 (6)	1.4%	4.99%

(1)
Yorkville Advisors Global, LP ("Yorkville LP") is YA II CD, Ltd.’s. investment manager and Yorkville Advisors Global II, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA II CD, Ltd. are made by Yorkville LLC's President and Managing Member, Mr. Mark Angelo. The address of YA II CD, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)
Includes 162,000 shares of common stock, 162,000 shares of common stock underlying warrants held by an affiliate under common control and 270,000 shares of common stock underlying the Convertible Notes (as described in the Prospectus) held by an affiliate under common control (which are not exercisable if such conversion would result in beneficial ownership greater than 4.99% of all outstanding shares).

(3)
Includes shares of common stock underlying the Convertible Notes held by an affiliate that, due to contractual restrictions, may not be exercisable if such conversion would result in beneficial ownership greater than 4.99%.

(4)
Yorkville LP is YA II PN, Ltd.’s. investment manager and Yorkville LLC is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC's President and Managing Member, Mr. Mark Angelo. The address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(5)
Includes 162,000 shares of common stock held by an affiliate under common control, 162,000 shares of common stock underlying warrants and 270,000 shares of common stock underlying the Convertible Notes as described in the Prospectus (which are not exercisable if such conversion would result in beneficial ownership greater than 4.99% of all outstanding shares).

(6)
Includes shares of common stock underlying the Convertible Notes that, due to contractual restrictions, may not be exercisable if such conversion would result in beneficial ownership greater than 4.99%.

The date of this prospectus supplement is October 6, 2017